Exhibit 99.1

News Release	Beam Inc. 510 Lake Cook Road Deerfield, Illinois 60015-4964 www.beamglobal.com

FOR IMMEDIATE RELEASE

CONTACT
Media Relations	Investor Relations
Clarkson Hine	Tony Diaz
+1-847-444-7515	+1-847-444-7690
Clarkson.Hine@beamglobal.com	Tony.Diaz@beamglobal.com

BEAM INC. STOCKHOLDERS APPROVE ACQUISITION BY SUNTORY HOLDINGS

Beam Stockholders Entitled to Receive $83.50 per Share upon Closing of Transaction;

Acquisition on Track for Completion During Week of April 28th

Deerfield, Illinois, March 25, 2014 – At a special meeting today, stockholders of Beam Inc. (NYSE: BEAM) formally approved the pending $16 billion acquisition of Beam by Suntory Holdings. Upon completion of the transaction, each share of Beam common stock will convert into the right to receive $83.50 in cash (subject to applicable withholding taxes).

“Shareholder approval of the acquisition by Suntory is a reflection of the substantial value created for our investors over the past several years, culminating in this transaction,” said Matt Shattock, president and chief executive officer of Beam Inc. “We appreciate the confidence Beam shareholders have placed in our company over the years, and we’re pleased that confidence is being rewarded. Indeed, at the acquisition price of $83.50 per share, total shareholder return will stand at 106% since Beam began trading as a standalone spirits company in October of 2011. We look forward to joining with the spirits business of Suntory to create the world’s #3 premium spirits company, and to capitalize on the significant opportunities for our combined portfolio, routes to market, and innovation capabilities.”

The transaction remains subject to regulatory clearance in the European Union and customary closing conditions, and the companies expect the acquisition will most likely be completed during the week of April 28th.

*     *     *

About Beam Inc.

As one of the world’s leading premium spirits companies, Beam is Crafting the Spirits that Stir the World. Consumers from all corners of the globe call for the company’s brands, including Jim Beam Bourbon, Maker’s Mark Bourbon, Sauza Tequila, Pinnacle Vodka, Canadian Club Whisky, Courvoisier Cognac, Teacher’s Scotch Whisky, Skinnygirl Cocktails, Cruzan Rum, Hornitos Tequila, Knob Creek Bourbon, Laphroaig Scotch Whisky, Kilbeggan Irish Whiskey, Larios Gin, Whisky DYC

Crafting the Spirits that Stir the World

and DeKuyper Cordials. Beam is focused on delivering superior performance with its unique combination of scale with agility and a strategy of Creating Famous Brands, Building Winning Markets and Fueling Our Growth. Beam and its 3,200 passionate associates worldwide generated 2013 sales of $2.55 billion (excluding excise taxes), volume of 37 million 9-liter equivalent cases and some of the industry’s fastest growing innovations.

Headquartered in Deerfield, Illinois, Beam is traded on the New York Stock Exchange under the ticker symbol BEAM and is included in the S&P 500 Index and the MSCI World Index. For more information on Beam, its brands, and its commitment to social responsibility, please visit www.beamglobal.com and www.drinksmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the words “will,” “expects,” “believes” and words or phrases of similar import. Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include, without limitation, risks or uncertainties associated with: the satisfaction of the conditions precedent to the consummation of the proposed transaction with Suntory Holdings, including, without limitation, the receipt of applicable regulatory approvals; unanticipated difficulties or expenditures relating to the proposed transaction; legal proceedings instituted against Beam and others following announcement of the proposed transaction; disruptions of current plans and operations caused by the announcement and pendency of the proposed transaction; potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; the response of customers, distributors, suppliers and competitors to the announcement of the proposed transaction; and other factors described in Beam’s annual report on Form 10-K for the year ended December 31, 2013 filed with the U.S. Securities and Exchange Commission (the “SEC”). Beam assumes no obligation to update the information in this press release, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

# # #

Crafting the Spirits that Stir the World